UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8–K/A
Amendment No. 1

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  August 9, 2012 (August 8, 2012)

CRIMSON EXPLORATION INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-12108 (Commission File Number)	20-3037840 (IRS Employer Identification No.)

717 Texas Ave., Suite 2900, Houston Texas 77002
(Address of Principal Executive Offices)

(713) 236-7400
(Registrant’s telephone number, including area code)

_____________________________________________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 14d-2(b))
[]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                      Results of Operations and Financial Condition.

On August 8, 2012, Crimson Exploration Inc. (“Crimson”) issued a press release correcting and replacing a press release issued earlier on August 8, 2012, which announced financial results for the second quarter ended June 30, 2012.  The correcting press release was issued to correct typographical errors in the original press release and is included in this report as Exhibit 99.1.

Specifically, the correcting press release corrected the following typographical errors in the original press release:

•	Page 6, Hedging Activity. We changed the volumes/month in the table with our hedge positions for 2013 from Bbls to Mmbtu.

•
Page 10, Consolidated Statements of Operations. We removed the brackets around $6,074,781, Income (Loss) before income taxes for the three months ended June 30, 2012 to reflect income instead of a loss for that period.

•	Page 12, reconciliation of net income to EBITDAX. We changed the first line item in the table from Net loss to Net income (loss).

As provided in General Instruction B.2. of Form 8-K, the information in this Item 2.02 (including the press release attached as Exhibit 99.1 incorporated by reference in this Item 2.02) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01                      Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Press Release dated August 8, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CRIMSON EXPLORATION INC.

Date:	August 9, 2012	/s/ E. Joseph Grady
E. Joseph Grady
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated August 8, 2012

Exhibit 99.1

Crimson Exploration Announces Second Quarter 2012 Financial Results and Provides Operational Update
HOUSTON, August 8, 2012 (BUSINESS WIRE) -- Crimson Exploration Inc. (NasdaqGM:CXPO) today announced financial results for the second quarter and first six months of 2012 and provides operational update.

Highlights

•	Revenue of $30.5 million and net income of $3.9 million for the quarter

•	EBITDAX of $25.5 million for the quarter, a 31% increase over second quarter of 2011

•	Increased oil and liquids production to 3,074 barrels per day, a 44% volume increase over the prior year quarter

•	Successfully completed the Payne #1H, targeting the Woodbine formation, at a gross IP rate of 1,332 Boepd

•	Commenced completion operations on the KM Ranch #2, targeting the Eagle Ford Shale formation, in Zavala County, Texas

Management Commentary

Allan D. Keel, President and Chief Executive Officer, commented, “In the last twelve months, Crimson has successfully transitioned its profile from a natural gas producer to one that has a balance with crude oil and natural gas liquids.  In the process, we increased net crude oil production by 1,100 barrels per day since the prior year quarter, sustained net daily crude oil and natural gas liquids production of approximately 3,000 barrels per day, and crude oil and natural gas liquids now comprise approximately 80% of our total revenues. We will continue to target oil and liquids-rich weighted projects going forward by focusing development on high margin projects in the Woodbine and Eagle Ford Shale formations, with the goal to enhance shareholder value.”

Summary Financial Results

The Company reported net income of $3.9 million, or $0.09 per basic share, for the second quarter of 2012 compared to a net loss of $2.8 million, or ($0.06) per basic share, for the second quarter of 2011.  In the second quarter of 2012, a special cash item impacting net income was a $4.0 million refund for a portion of 2007-2011 severance taxes received from the State of Texas for certain marketing cost deductions. Special non-cash items impacting the second quarter of 2012 were an unrealized pre-tax gain of $3.0 million related to the mark-to-market valuation requirement on our commodity price hedges and a $0.8 million leasehold impairment charge. In the second quarter of 2011, we recognized an unrealized pre-tax gain of $2.1 million related to the mark-to-market valuation requirement on our commodity price and interest rate hedges and a $4.0 million leasehold impairment charge.  Exclusive of these special cash and non-cash items, a net loss for the second quarter of 2012 would have been $0.1 million, compared to a net loss of $1.6 million in 2011.  Adjusted EBITDAX, as defined below, was $25.5 million in the second quarter of 2012, a 31% increase over Adjusted EBITDAX for the prior year quarter of $19.4 million.

Revenues for the second quarter of 2012 were $30.5 million compared to revenues of $29.7 million in the second quarter of 2011. Revenue for the quarter increased slightly as a result of the benefit of transitioning to oil and liquids-rich weighted projects, offset by the decline in natural gas production and lower realized natural gas and natural gas liquids prices.

Production for the second quarter of 2012 was 3.7 Bcfe, or 40,432 Mcfe per day, compared to production of 4.4 Bcfe, or 48,741 Mcfe per day, in the second quarter of 2011 and was at the upper range of production guidance of 38,000 – 41,000 Mcfe per day. Crude oil and natural gas liquids production averaged 46% for the second quarter, up 8% over the average in the first quarter of 2012, and up 20%

from the average in the prior year quarter. In the past year, Crimson has successfully transitioned to a balanced production profile as compared to its natural gas weighted production history.

The weighted average field sales price in the second quarter of 2012 (before the effects of realized gains/losses on our commodity price hedges) was $7.60 per Mcfe compared to an average sales price of $6.45 for the second quarter of 2011.  The weighted average realized sales price in the second quarter of 2012 (including the effects of realized gains/losses on our commodity price hedges) was $8.30 per Mcfe compared to a weighted average realized sales price of $6.69 per Mcfe for the second quarter of 2011. For the quarter, realized prices increased period over period, despite lower field prices for all commodities, as the realized value per equivalent unit resulting from the transition to oil and liquids, more than offset the effects of lower natural gas and natural gas liquids prices.

Direct lease operating expenses for the second quarter of 2012 were $3.6 million, or $0.98 per Mcfe, compared to $4.7 million, or $1.05 per Mcfe, in the second quarter of 2011. Lease operating expenses decreased as a result of the improved methodology of estimating expenses not yet billed by our service providers that was put in place in the third quarter of 2011.

Production and ad valorem tax expenses for the second quarter of 2012 were a credit of $2.5 million, or ($0.68) per Mcfe, compared to $2.0 million, or $0.44 per Mcfe, for the second quarter of 2011. This decrease in expense was due to a $4.0 million credit received from the State of Texas related to allowed marketing cost deductions on certain 2007-2011 severance taxes.

Depreciation, depletion and amortization (“DD&A”) expense for the second quarter of 2012 was $14.7 million, or $3.99 per Mcfe, compared to $14.4 million, or $3.24 per Mcfe, for the second quarter of 2011. DD&A expense increased slightly period over period due to the higher rate related to our transition to drilling only higher-margin crude oil wells, offset in part by lower natural gas production.

General and administrative expense in the second quarter of 2012 was $4.5 million, or $1.23 per Mcfe, compared to $4.1 million, or $0.92 per Mcfe, in the prior year quarter due to higher stock compensation expense. General and administrative expenses for the second quarter of 2012, exclusive of non-cash stock option expense recognized, was $3.9 million, or $1.06 per Mcfe, compared to $3.6 million, or $0.82 per Mcfe, for the second quarter of 2011.

Capital expenditures for the second quarter of 2012 were $27.6 million, consisting of approximately $23.0 million in Southeast Texas targeting the Woodbine formation and $4.0 million in South Texas targeting the Eagle Ford formation. Year to date, Crimson has invested approximately $60.0 million in its capital program which is approximately 80% of its currently forecasted capital program for 2012.

Borrowing Base & Liquidity

On May 17, 2012, Crimson entered into a seventh amendment to its $400 million senior secured revolving credit agreement (the “Senior Credit Agreement”) that included, among other items: i) extension of the maturity date from May 31, 2013 to May 31, 2015; ii) improved pricing through a reduction in the applicable margin grid on borrowings outstanding; and iii) amendments to certain covenants that provide Crimson with greater flexibility going forward. Simultaneous with the amendment process the borrowing base was reaffirmed at $100 million, with the next borrowing base redetermination under the Senior Credit Agreement scheduled for November 1, 2012.  As of June 30, 2012, Crimson had $58.1 million outstanding, with availability of $41.9 million, under the Senior Credit Agreement.

Hedging Activity

Crimson continues to mitigate commodity price risk through the use of derivative contracts in an effort to achieve a more predictable cash flow. Consistent with this strategy, in June and July the following natural gas derivative contracts were added to the existing hedge position for 2013:

Natural Gas		Volume/Month	Price/Unit
Henry Hub
Jan 2013-Dec 2013	Collar	75,000 Mmbtu	$3.00-$4.25
Jan 2013-Dec 2013	Collar	75,000 Mmbtu	$3.25-$4.00

Drilling Update

Woodbine Activity

Crimson’s Force area, located in western Madison County, Texas, consists of approximately 5,975 net acres with approximately 34 additional drilling locations in the Woodbine formation alone, based on 160 acre spacing. To date, Crimson has completed four wells (three operated) with initial production rates averaging above 1,300 Boepd. Recent activity includes:

•
Payne #1H (92.1% WI):  As disclosed recently, Crimson successfully completed this well during the quarter at a gross initial production rate of 1,332 boepd, or 1,128 barrels of oil, 112 barrels of natural gas liquids, and 554 mcf of natural gas. The well was drilled to a total measured depth of 16,130 feet, including a 7,460 foot lateral, and was completed using 26 stages of fracture stimulation.  The well continues to perform above expectations with a peak 7-day average exceeding 1,300 Boepd.

The Iola-Grimes area, located in north central Grimes County, Texas, consists of approximately 7,650 net acres with approximately 46 additional drilling locations in the Woodbine formation alone, based on 160 acre spacing. To date, Crimson has completed one well in this area with a second currently drilling. Current activity includes:

•
Covington-Upchurch #1H (67.8% WI): Currently drilling below 13,400 feet toward a total measured depth of 16,390 feet, including a 6,800 foot lateral. Completion operations are anticipated to commence later this month with first production expected in September. Crimson anticipates completing the well with 20 – 25 stages of fracture stimulation.

•
A. Yates (50.0% WI): As recently disclosed, Crimson successfully completed and turned this well to production in early July at a gross initial production rate of 472 Boepd. The well was drilled to a total measured depth of 15,320 feet, including a 6,065 foot lateral, and was completed using 22 stages of fracture stimulation.

The Chalktown area, located in central Madison County, Texas, consists of approximately 4,900 net acres with approximately 30 additional drilling locations in the Woodbine formation alone, based on 160 acre spacing. To date, Crimson has completed one well in this area. Current activity includes:

•
Vick Trust #1H (75.0% WI): As previously disclosed, the well began producing extraneous water as it was turned to production, possibly in communication with a natural fracture.  Crimson remains encouraged with the Chalktown acreage and continues to evaluate results of this well and others in the area in developing future drilling and completion practices. The well continues to produce hydrocarbons achieving a 24-hr gross production rate of 383 Boepd.

Zavala County Eagle Ford Activity

•
KM Ranch #2H (50.0% WI): Crimson recently began completion operations on this well and anticipates completing the well with 16 stages of fracture stimulation. The well was drilled to a total measured depth of 12,875 feet, including a 6,100 foot lateral. As previously disclosed, Crimson delayed completing the #2H well in order to further understand optimal completion techniques being developed by other area operators,  which resulted in recent successes in the area.

Liberty County Activity

•
Catherine Henderson A-6 ST (60.8% WI): This well was successfully sidetracked to a measured depth of 12,940 feet. The A-6 ST was completed in the Upper Cook Mountain sand after the original well was lost due to mechanical problems in January 2012.  Flowback operations have just begun and Crimson is encouraged by the initial data.

Selected Financial and Operating Data

The following table reflects certain comparative financial and operating data for the three and six month periods ended June 30, 2012 and 2011:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2012	2011	%	2012	2011	%
Total Volumes Sold:
Crude oil (barrels)	197,185	96,522	104%	355,818	184,251	93%
Natural gas liquids (barrels)	82,520	97,976	-16%	145,056	222,075	-35%
Natural gas (Mcf)	2,001,086	3,268,416	-39%	4,165,211	6,286,764	-34%
Natural gas equivalents (Mcfe)	3,679,316	4,435,404	-17%	7,170,455	8,724,720	-18%

Daily Sales Volumes:
Crude oil (barrels)	2,167	1,061	104%	1,955	1,018	92%
Natural gas liquids (barrels)	907	1,077	-16%	797	1,227	-35%
Natural gas (Mcf)	21,990	35,917	-39%	22,886	34,734	-34%
Natural gas equivalents (Mcfe)	40,432	48,741	-17%	39,398	48,203	-18%

Average sales prices (before hedging):
Oil	$106.09	$110.59	-4%	$106.72	$102.93	4%
NGLs	35.95	48.73	-26%	39.24	46.22	-15%
Gas	2.03	4.02	-50%	2.30	4.00	-43%
Mcfe	7.60	6.45	18%	7.43	6.23	19%

Average sales price (after hedging):
Oil	$109.06	$97.77	12%	$107.92	$91.47	18%
NGLs	35.95	47.86	-25%	39.24	45.80	-14%
Gas	3.02	4.75	-36%	3.15	4.81	-35%
Mcfe	8.30	6.69	24%	7.98	6.57	21%

Selected Costs ($ per Mcfe):
Lease operating expenses	$0.98	$1.05	-7%	$1.15	$1.00	15%
Production and ad valorem taxes	$-0.68	$0.44	NM	$-0.15	$0.44	NM
Depreciation and depletion expense	$3.99	$3.24	23%	$4.06	$3.19	27%
General and administrative expense (cash)	$1.06	$0.82	29%	$1.13	$0.83	37%
Interest expense	$1.69	$1.41	20%	$1.74	$1.49	17%

Adjusted EBITDAX (1)	$25,523,952	$19,415,252	31%	$41,925,259	$37,486,863	12%

Capital expenditures
Property acquisition – proved	$—	$940,345		$—	$940,345
Leasehold acquisitions	3,233,538	1,379,233		3,991,213	2,474,098
Exploratory	(183,474)	1,283,609		9,749,336	6,020,479
Development	24,543,078	17,155,882		46,528,191	34,483,619
Other	19,717	—		19,717	5,416
	$27,612,859	$20,759,069		$60,288,457	$43,923,957

Weighted Average Shares Outstanding
Basic	44,134,330	45,188,542		44,055,639	45,065,402
Diluted	44,992,883	45,188,542		44,484,917	45,065,402

(1) Adjusted EBITDAX is a non-GAAP financial measure. See below for a reconciliation to net income (loss).

CRIMSON EXPLORATION INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2012	2011
	(unaudited)
ASSETS
Accounts receivable	$14,435,958	$16,059,667
Current mark to market value of derivatives	5,726,617	4,538,897
Other current assets	717,058	473,616
Deferred tax asset (current and non-current)	17,120,322	17,297,621
Net property and equipment	426,928,969	396,781,299
Other non-current assets	2,316,584	1,174,774

TOTAL ASSETS	$467,245,508	$436,325,874

LIABILITIES AND STOCKHOLDERS' EQUITY
Current mark to market value of derivatives	$—	$290,703
Other current liabilities	59,024,402	66,795,433
Long-term debt, net of current portion	227,694,428	190,041,933
Other non-current liabilities	10,478,659	9,692,107
Total stockholders’ equity	170,048,019	169,505,698

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$467,245,508	$436,325,874

CRIMSON EXPLORATION INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
OPERATING REVENUES
Crude oil sales	$21,505,766	$9,437,066	$38,398,380	$16,852,709
Natural gas sales	6,051,551	15,538,315	13,120,665	30,263,264
Natural gas liquids sales	2,966,694	4,689,325	5,691,545	10,170,752
Total operating revenues	30,524,011	29,664,706	57,210,590	57,286,725

OPERATING EXPENSES
Lease operating expenses	3,603,046	4,657,344	8,240,431	8,687,922
Production and ad valorem taxes	(2,488,997)	1,958,269	(1,080,256)	3,838,475
Exploration expenses	48,895	289,595	349,591	381,209
Depreciation, depletion and amortization	14,675,882	14,385,639	29,137,944	27,866,568
Impairment and abandonment of oil & gas properties	806,067	3,965,511	1,482,541	9,410,025
General and administrative	4,525,720	4,058,859	9,297,177	8,227,722
Total operating expenses	21,170,613	29,315,217	47,427,428	58,411,921

INCOME (LOSS) FROM OPERATIONS	9,353,398	349,489	9,783,162	(1,125,196)

OTHER INCOME (EXPENSE)
Interest expense	(6,212,806)	(6,247,756)	(12,457,988)	(12,982,584)
Other financing cost	(103,544)	(457,186)	(337,387)	(1,154,879)
Unrealized (loss) gain on derivative instruments	3,037,733	2,068,515	2,512,100	(2,163,290)
Total other income (expense)	(3,278,617)	(4,636,427)	(10,283,275)	(16,300,753)

INCOME (LOSS) BEFORE INCOME TAXES	6,074,781	(4,286,938)	(500,113)	(17,425,949)

Income tax (expense) benefit	(2,163,962)	1,460,375	11,847	6,053,424

NET INCOME (LOSS)	$3,910,819	$(2,826,563)	$(488,266)	$(11,372,525)

Non-GAAP Financial Measures

EBITDAX represents net income (loss) before interest expense, taxes, and depreciation, amortization and exploration expenses.  Adjusted EBITDAX represents EBITDAX as further adjusted to reflect the items set forth in the table below, all of which will be required in determining our compliance with financial covenants under the credit agreements representing our senior credit facility and our second lien credit facility.

We have included EBITDAX and Adjusted EBITDAX in this release to provide investors with a supplemental measure of our operating performance and information about the calculation of some of the financial covenants that are contained in our credit agreements.  We believe EBITDAX is an important supplemental measure of operating performance because it eliminates items that have less bearing on our operating performance and so highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures.  We also believe that securities analysts, investors and other interested parties frequently use EBITDAX in the evaluation of companies, many of which present EBITDAX when reporting their results.  Adjusted EBITDAX is a material component of the covenants that are imposed on us by our credit agreements.  We are subject to financial covenant ratios that are calculated by reference to Adjusted EBITDAX.  Non-compliance with the financial covenants contained in these credit agreements could result in a default, an acceleration in the repayment of amounts outstanding, and a termination of lending commitments.  Our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, also use EBITDAX and Adjusted EBITDAX to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the feasibility of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDAX and Adjusted EBITDAX are not presentations made in accordance with generally accepted accounting principles, or GAAP.  As discussed above, we believe that the presentation of EBITDAX and Adjusted EBITDAX in this release is appropriate.  However, when evaluating our results, you should not consider EBITDAX and Adjusted EBITDAX in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as net income (loss).  EBITDAX and Adjusted EBITDAX have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations.  Because other companies may calculate EBITDAX and Adjusted EBITDAX differently than we do, EBITDAX may not be, and Adjusted EBITDAX as presented in this release is not, comparable to similarly-titled measures reported by other companies.

The following table reconciles net income to EBITDAX and Adjusted EBITDAX for the periods presented:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net income (loss)	$3,910,819	$(2,826,563)	$(488,266)	$(11,372,525)
Interest expense	6,212,806	6,247,756	12,457,988	12,982,584
Income tax benefit	2,163,962	(1,460,375)	(11,847)	(6,053,424)
Depreciation, Depletion and amortization	14,675,882	14,385,639	29,137,944	27,866,568
Exploration expense	48,895	289,595	349,591	381,209
EBITDAX	27,012,364	16,636,052	41,445,410	23,804,412

Unrealized loss (gain) on derivative instruments	(3,037,733)	(2,068,515)	(2,512,100)	2,163,290
Non-cash equity-based compensation charges	639,710	425,018	1,172,021	954,257
Impairment and abandonment of unproved properties	806,067	3,965,511	1,482,541	9,410,025
Amortization of deferred finance costs	103,544	457,186	337,387	1,154,879
Adjusted EBITDAX	$25,523,952	$19,415,252	$41,925,259	$37,486,863

Updated Guidance for Third Quarter 2012

The Company is providing the following updated guidance for the third calendar quarter of 2012.

Third quarter 2012 production	37,000 – 40,000 mcfe per day

Lease operating expenses ($M)	$3,800 – $4,200

Production and ad valorem taxes	8% of actual prices

Cash G&A ($M)	$4,000 – $4,500

DD&A rate	$3.95 – $4.15 per mcfe

Teleconference Call

Crimson management will hold a conference call to discuss the information described in this press release on August 9, 2011 at 8:30a.m. CDT.  Those interested in participating in the earnings conference call may do so by calling the following phone number: 888-299-7212, (International 719-457-2641) and entering the following participation code 8414201.  A replay of the call will be available from August 9, 2012 at 12:00pm CDT through August 16, 2012 at 12:00pm CDT by dialing toll free 888-203-1112, (International 719-457-0820) and asking for replay ID code 8414201.

Crimson Exploration is a Houston, TX-based independent energy company engaged in the acquisition, development, exploitation and production of crude oil and natural gas, primarily in the onshore Gulf Coast regions of the United States.  The Company owns and operates conventional properties in Texas, Louisiana, Colorado and Mississippi, including approximately 18,500 net acres in Madison and Grimes counties in Southeast Texas, approximately 8,200 net acres in the Eagle Ford Shale in South Texas, approximately 11,000 net acres in the Denver Julesburg Basin of Colorado, and approximately 5,700 net acres in the Haynesville Shale, Mid-Bossier, and James Lime plays in San Augustine and Sabine counties in East Texas.

Additional information on Crimson Exploration Inc. is available on the Company's website at http://crimsonexploration.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”) and applicable securities laws. Such statements include those concerning Crimson’s strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that Crimson expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions Crimson made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Crimson’s control. Statements regarding future production, revenue, cash flow operating results,  leverage, drilling rigs operating, drilling locations, funding, derivative transactions, pricing, operating costs and capital spending, tax rates, and descriptions of our development plans are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, commodity price changes, inflation or lack of availability of goods and services, environmental risks, the proximity to and capacity of transportation facilities, the timing of planned capital expenditures, uncertainties in estimating reserves and forecasting production results, operating and drilling risks, regulatory changes and the potential lack of capital resources. All forward-looking statements are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2011, and subsequent filings for a further discussion of these risks. Existing and prospective investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Contact:
Crimson Exploration Inc.
E. Joseph Grady, 713-236-7400
Senior Vice President and Chief Financial Officer
or
Josh Wannarka, 713-236-7400
Manager of Investor Relations and FP&A